EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: James F. Arneson
President
253.441.4000

Venture Financial Group Announces Earnings for the Quarter Ended
March 31, 2008

FIRST QUARTER HIGHLIGHTS

  1st Quarter Net Income of $3.1 million compared to $3.2 million same period last year
  1st Quarter Loan Loss Provision increase of $1.2 million over 1st quarter 2007
  Gross Loans increased $63.4 million or 8.7% over same period in 2007
  Deposits increased $39.5 million or 5.0% over same period in 2007
  Quarterly Net Interest Income increased $906 thousand or 9.5% over the same period in 2007
  Payment of thirty-sixth consecutive quarterly cash dividends to shareholders

DuPont, WA., April 30, 2008 – Venture Financial Group, Inc. (“Venture” or “the Company”), parent company of Venture Bank (www.venture-bank.com) today announced for the three months ended March 31, 2008, net income of $3.1 million, a decrease of $100,000 or 3.1% compared to $3.2 million for the three months ended March 31, 2007.

At March 31, 2008, total assets were $1.2 billion which increased slightly from December 31, 2007. Total assets at March 31, 2008 increased $100 million or 9.1% compared to the $1.1 billion at March 31, 2007.

“Economic conditions nationally are negatively impacting the financial industry, including banks,” said Ken F. Parsons Sr., Venture Financial Group Chairman and CEO. “We are positioning ourselves to mitigate risk in the turbulent economic and market conditions, including increasing our allowance for loan losses and making adjustments to our cost structure.”

Total deposits at March 31, 2008 were $826.9 million which was a decrease of $10.2 million or 1.2% from $837.1 million at December 31, 2007. Total deposits were $39.5 million or 5.0% higher than the $787.4 million at March 31, 2007. Total gross loans including loans held for sale at March 31, 2008 were $793.8 million, which was an increase of 1.4% or $10.7 million from $783.1 million at December 31, 2007. Total gross loans including loans held for sale were $63.4 million or 8.7% higher than the $730.4 million at March 31, 2007.

At March 31, 2008 nonperforming assets as a percentage of total assets were 1.72% compared to 0.27% at December 31, 2007. Nonperforming loans as a percentage of total loans increased 222 basis points to 2.62% at March 31, 2008 from 0.40% at December 31, 2007. At March 31, 2008 the allowance for credit losses as a percentage of total loans increased to 1.58% from 1.43% at December 31, 2007. Net charge-offs for the three months ended March 31, 2008 and March 31, 2007 were $151 thousand and $44 thousand, respectively.

“We continue to be cautious as we move through 2008,” said Jim Arneson, President and CEO of Venture Bank. “We have increased our first quarter provision for loan losses to $1.5 million from $375 thousand from the same period last year. This increase reflects the signs of weakening we see in the real estate market as well as the increase in the potential problem loans in our portfolio. Although the Puget Sound area remains one of the stronger regions in the nation economically, we are seeing signs of stress with a limited number of our borrowers. The increase in our non-performing assets during the quarter is primarily centered in four lending relationships which are

77% of our non-performing loans. These relationships include one builder and three real estate developments. The real estate developments are located in three separate counties.”

On January 17, 2008, the Board of Directors declared the thirty sixth consecutive quarterly cash dividend, paid on February 8, 2008. The dividend of eight and a half cents per share was paid to all shareholders of record as of January 28, 2008. On April 16, 2008, the Board of Directors declared the thirty seventh consecutive quarterly cash dividend, payable on May 8, 2008. The dividend of eight and a half cents per share is payable to all shareholders of record as of April 28, 2008.

Operating Results

Net Interest Income
Total net interest income increased $900 thousand or 9.5% to $10.4 million from $9.5 million for the three months ended March 31, 2008 compared to the three months ended March 31, 2007. The net interest margin for the three months ended March 31, 2008 was 3.88% versus 4.22% for the three months ended March 31, 2007.

The prime rate decreased 200 basis points during the first quarter and the net interest margin moved from 3.95% at December 31, 2007 to 3.88% at March 31, 2008. The published prime rate is used as a base index on many of our loan products. One factor contributing to the decrease in margin from the same time period last year was the large amount of loans tied to the prime rate that re-priced 300 basis points lower during that time period. Deposits and other borrowings however did not re-price as quickly or in the same magnitude as our loans, which is likely due to competitors maintaining deposit rates at abnormally higher levels to attract deposits for liquidity purposes.

Non-Interest Income
Total non-interest income increased $1.6 million or 61.5% to $4.2 million for the three months ended March 31, 2008 compared to $2.6 million for the three months ended March 31, 2007. The major components of non-interest income include service charge income, saleable mortgage loan fee income and net gain on sale of securities. Service charge income increased slightly for the first quarter of 2008 compared to the first quarter 2007. Residential mortgage volume increased due to the increase in mortgage loans sold providing fee income of $1.3 million for the first quarter of 2008 as compared to $402 thousand for the first quarter of 2007. Due to favorable market conditions, gain on sale of securities provided $696 thousand of non-interest income for the three months ended March 31, 2008 compared to $278 thousand for the same period last year. The change in the market value of junior subordinated debentures increased to $442 thousand for the three months ended March 31, 2008 compared to $91 for the same period in 2007. Other operating income decreased slightly to $737 thousand for the first quarter of 2008, compared to $851 thousand for the first quarter of 2007.

Non-Interest Expense
Total non-interest expense increased $1.4 million or 19.7% to $8.5 million for the three months ended March 31, 2008 from $7.1 million for the three months ended March 31, 2007. All major components of non-interest expense (salaries and benefits, occupancy, equipment and other expenses) increased for the three months ended March 31, 2008 compared to the same period ending March 31, 2007. The increases in salaries and benefits are due primarily to the expansion of our infrastructure which also included the hiring of additional mortgage representatives in Pierce County. Occupancy costs increased $166 thousand or 29.3% for the three months ended March 31, 2008 from the three months ended March 31, 2007 due to the relocation to new administrative offices, the addition of two new financial centers and the related increase in real estate property taxes and depreciation expenses. Equipment expense increased $158 thousand or 35.7% for the three months ended March 31, 2008 compared to the three months ended March 31, 2007. Other non-interest expense increased $300 thousand or 15.8% to $2.2 million for the three months ended March 31, 2008 from $1.9 million for the same period last year.

About Venture Financial Group
Venture Financial Group, through its wholly owned subsidiary Venture Bank, has 18 full-service financial centers and 1 loan production office located primarily along the Interstate 5 corridor in the Puget Sound region of western Washington. Venture Bank offers a full spectrum of financial services including commercial, construction, residential and consumer lending, deposit products and other banking services. Further information about Venture Bank may be found at www.venture-bank.com.

Note Regarding Forward-Looking Information
This press release includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. We make forward looking statements in this press release regarding risk mitigation and cost restructuring, credit quality and economic conditions. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements.

VENTURE FINANCIAL GROUP CONDENSED CONSOLIDATED STATEMENTS OF CONDITION (Dollars in thousands, except per share amounts) ASSETS

	March 31,	December 31,	March 31,
	2008	2007	2007
	(unaudited)		(unaudited)

Cash and due from banks	$ 14,952	$ 17,719	$ 24,521
Interest bearing deposits in other banks	5	6	538

Total cash and cash equivalents	14,957	17,725	25,059

Federal funds sold	-	-	1,200
Securities available-for-sale	299,010	280,177	227,858
Securities held-to-maturity	17,293	16,800	-
Investment in trusts	682	682	682
FHLB Stock and TIB Stock	7,169	4,590	4,590
Loans held-for-sale	18,199	17,389	5,448

Loans	775,604	765,728	724,971
Allowance for credit losses	(12,230)	(10,975)	(9,247)

Net loans	763,374	754,753	715,724

Premises and equipment, net of accumulated depreciation	34,196	33,337	30,934
Foreclosed real estate	68	68	68
Accrued interest receivable	4,332	4,862	4,286
Cash surrender value of bank owned life insurance	20,679	20,344	17,884
Goodwill	24,202	24,202	24,930
Other intangible assets	606	678	892
Other assets	7,686	7,636	2,137

Total assets	$ 1,212,453	$ 1,183,243	$ 1,061,692

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing checking	$ 106,933	$ 103,721	$ 109,163
NOW, Savings and MMDA	384,756	379,629	319,802
Time certificates of deposit	335,217	353,774	358,478

Total deposits	826,906	837,124	787,443

Federal funds purchased	46,615	-	-
Securities sold under agreements to repurchase	29,151	28,282	33,751
Other borrowings	189,098	195,758	119,602
Junior subordinated debentures at fair value	21,324	21,766	22,932
Accrued interest payable	1,384	1,990	1,638
Other liabilities	8,370	9,566	8,876

Total liabilities	1,122,848	1,094,486	974,242

SHAREHOLDERS' EQUITY

Common stock (no par value); 30,000,000 shares authorized, shares issued and outstanding: March 31, 2008 – 7,221,787 December
31, 2007 -7,221,787 March 31, 2007 – 7,195,271	36,171	36,507	35,729
Retained earnings	61,311	58,798	52,033
Advance to KSOP	-	-	(634)
Accumulated other comprehensive income (loss)	(7,877)	(6,548)	322

Total shareholders' equity	89,605	88,757	87,450

Total liabilities and shareholders' equity	$ 1,212,453	$ 1,183,243	$ 1,061,692

VENTURE FINANCIAL GROUP CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Dollars in thousands, except per share amounts; unaudited)
	For the three months ended March 31,

	2008	2007
	(unaudited)	(unaudited)

INTEREST INCOME
Loans	$ 14,464	$ 15,925
Federal funds sold and deposits in banks	4	22
Investment securities
Taxable	4,952	2,277
Non-taxable	141	214

Total interest income	19,561	18,438

INTEREST EXPENSE
Deposits	6,686	6,987
Federal funds purchased	190	-
Securities sold under agreement to repurchase	247	392
Other borrowings	1,637	1,049
Junior subordinated debentures	387	502

Total interest expense	9,147	8,930

Net interest income	10,414	9,508

PROVISION FOR CREDIT LOSSES	1,525	375

Net interest income after provision for credit losses	8,889	9,133

NON-INTEREST INCOME
Service charges on deposit accounts	1,041	946
Origination fees and net gains on sales of loans	1,303	402
Net gain on sale of securities	696	278
Change in market value of junior subordinated debentures	442	91
Other non-interest income	737	851

Total non-interest income	4,219	2,568

NON-INTEREST EXPENSES
Salaries and employee benefits	4,927	4,074
Occupancy	732	566
Equipment	600	442
Amortization of intangible assets	72	72
Other non-interest expense	2,164	1,920

Total non-interest expenses	8,495	7,074

Income before provision for income taxes	4,613	4,627

PROVISION FOR INCOME TAXES	1,487	1,433

NET INCOME	$ 3,126	$ 3,194

EARNINGS PER SHARE
Basic	$ 0.43	$ 0.45
Diluted	$ 0.43	$ 0.44
Weighted average shares outstanding, basic	7,219,806	7,154,805
Weighted average shares outstanding, diluted	7,301,274	7,282,498